23.1	Consent of Weinberg and Baer, LLC.

Weinberg & Baer LLC
115 Sudbrook Lane, Baltimore, MD 21208
Phone (410) 702-5660
________________________________________________________________________

Mr. Amir Rehavi, CEO
Crown Dynamics Corp.
12 Yemimah Street
Jerusalem 96387, Israel

Dear Mr. Rehavi:

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation in the amended Registration Statement of Crown Dynamics Corp. on Form S-1/A of our report on the financial statements of the Company as its registered independent auditor dated January 23, 2011, as of and for the period ended December 31, 2010. We further consent to the reference to our firm in the section on Experts.

Respectfully submitted,

[Missing Graphic Reference]
Weinberg & Baer LLC
Baltimore, Maryland
August 22, 2011